HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com
News Release

HNI CORPORATION REPORTS THIRD QUARTER 2024 RESULTS
Double-digit EPS growth fueled by profit transformation and synergy acceleration
•Delivered strong third quarter EPS, GAAP $0.98 (+23% YoY) / non-GAAP $1.03 (+11% YoY)
•Workplace Furnishings segment operating margin (GAAP and non-GAAP) reached a 20-year high
•Residential Building Products segment profit grew in the third quarter despite cyclical revenue pressures
•Elevated earnings growth visibility extends through 2026 from initiatives already in progress
•Near-term volume pressures expected to negatively impact fourth-quarter results
MUSCATINE, Iowa (October 29, 2024) – HNI Corporation (NYSE: HNI) today announced net sales for the third quarter ended September 28, 2024 of $672.2 million and net income of $47.5 million.
Highlights
•Strong earnings growth driven by profit transformation initiatives and synergy acceleration. Third quarter non-GAAP EPS increased 11 percent year-over-year despite lower revenue. Consolidated operating margin expanded 220 basis points on a GAAP basis and 150 basis points on a non-GAAP basis versus the prior-year period with non-GAAP operating margin reaching the highest third quarter level since 2004. Non-GAAP to GAAP reconciliations follow the financial statements in this release.
•Elevated earnings visibility in 2025 and 2026. The Corporation continues to expect $45 to $50 million of savings from the Kimball International (“KII”) acquisition synergies ($30 million) and the ramp of its Mexico facility ($15 million to $20 million) to benefit the 2025-2026 period. These two initiatives by themselves equate to an additional $0.70 to $0.80 of EPS through 2026. Total synergies now expected to result from the KII acquisition have increased $10 million to $60 million with $30 million realized in 2024.
•2025 outlook remains positive; however, volume pressures expected in the fourth quarter. Order rates and pre-order metrics continue to be encouraging. Workplace Furnishings orders in the third quarter grew one percent year-over-year and have strengthened in recent weeks. Additionally, the Workplace Furnishings 2025 sales funnel is up over 10 percent year-over-year, pointing to stronger 2025 growth. Third quarter Residential Building Products orders grew three percent versus the prior year with continued growth in the early part of the fourth quarter. However, uncertainty around the U.S. elections and the broader macroeconomic environment is causing many customers, particularly in the Workplace Furnishings segment, to reduce their short cycle transactional purchases and further delay projects. As a result, fourth quarter revenue is expected to decline in both segments versus the prior-year period.

•Strong balance sheet. Gross leverage at the end of the third quarter was 1.1x, as calculated in accordance with the Corporation’s debt agreements. That ratio was down from 1.5x at the end of the second quarter due to higher profit and lower debt. The Corporation also further accelerated stock repurchase activity in the quarter.
“Our members delivered another quarter of strong profit growth. We continue to show we can deliver profit growth during challenging market conditions. Third quarter non-GAAP EPS was 11 percent higher year-over-year, on top of a very strong year-ago comparison when profit grew more than 30 percent. Our third quarter EPS has more than doubled in the past three years.
“In the Workplace Furnishings segment, our profit transformation plan and acceleration of KII synergies drove segment non-GAAP operating profit margin to a 20-year high for the third quarter. While our third quarter results did not benefit from top-line growth and fourth quarter revenue is expected to be lower year-on-year, order patterns have recently shown improvement, pointing to a stronger 2025.
“In Residential Building Products, despite ongoing housing market volatility, non-GAAP operating profit margin expanded year-over-year and exceeded 18 percent in the third quarter. Longer term, we remain bullish about the prospects of the housing market, broadly, and our market-leading position and profitable operating model, specifically. In the fourth quarter, however, housing volatility and economic uncertainty are expected to pressure sales results on a year-over-year basis.
“Overall, our strategies, our dedicated member-owners, our customer-first business model, and our proven ability to manage through all parts of the economic cycle again delivered strong results,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Third Quarter Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	September 28, 2024	September 30, 2023	Change
GAAP
Net Sales	$672.2	$711.6	(5.5%)
Gross Profit %	41.5%	40.1%	140	bps
SG&A %	31.0%	31.4%	-40	bps
Restructuring and Impairment Charges %	0.2%	0.7%	-50	bps
Operating Income	$68.9	$56.8	21.3%
Operating Income %	10.2%	8.0%	220	bps
Effective Tax Rate	23.1%	20.3%
Net Income %	7.1%	5.3%	180	bps
EPS – diluted	$0.98	$0.80	22.5%

Non-GAAP
Gross Profit %	41.7%	40.1%	160	bps
Operating Income	$72.3	$65.2	10.8%
Operating Income %	10.7%	9.2%	150	bps
Effective Tax Rate	23.1%	21.4%
EPS – diluted	$1.03	$0.93	10.8%

HNI Corporation — Third Quarter Summary Comments
•Consolidated net sales decreased 5.5 percent from the prior-year quarter to $672.2 million. On an organic basis, net sales decreased 4.5 percent year-over-year. The divestiture of KII's Poppin business in the third quarter of 2023 decreased year-over-year net sales by $7.7 million. A reconciliation of organic net sales, a non-GAAP measure, to net sales follows the financial statements in this release.
•Gross profit margin expanded 140 basis points compared to the prior-year quarter. This increase was driven by improved net productivity, partially offset by lower sales volume, impacts from the exit of Poppin in the prior year, and higher restructuring charges recorded to cost of sales as a result of factory consolidation initiatives in Workplace Furnishings.
•Selling and administrative expenses as a percent of sales decreased 40 basis points compared to the prior-year quarter. The decrease was driven by $2.8 million of KII acquisition-related fees and expenses incurred in the prior-year quarter, favorable impacts from the exit of Poppin in the prior year, and lower variable compensation, partially offset by lower sales volume.
•Restructuring and impairment charges of $1.6 million were incurred in the current quarter in connection with reorganization actions in Residential Building Products and factory consolidation initiatives in Workplace Furnishings. Charges of $5.3 million were incurred in the prior-year quarter mainly related to the exit of the Poppin business.

•Net income per diluted share increased from the prior-year quarter driven by improved net productivity, costs incurred in the prior-year quarter related to the KII acquisition and the exit of the Poppin business, lower variable compensation, and reduced interest expense, partially offset by lower sales volume.

Workplace Furnishings – Third Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	September 28, 2024	September 30, 2023	Change
GAAP
Net Sales	$505.1	$536.8	(5.9%)
Operating Income	$57.7	$47.3	22.1%
Operating Income %	11.4%	8.8%	260	bps

Non-GAAP
Operating Income	$60.0	$53.6	11.9%
Operating Income %	11.9%	10.0%	190	bps

•Workplace Furnishings net sales decreased 5.9 percent from the prior-year quarter to $505.1 million. Organic net sales decreased 4.5 percent year-over-year. The divestiture of KII's Poppin business in the third quarter of 2023 decreased year-over-year net sales by $7.7 million.
•Workplace Furnishings operating margin of 11.4 percent improved 260 basis points versus the prior-year quarter, driven by improved net productivity and costs associated with the exit of Poppin incurred in the prior-year quarter, partially offset by lower sales volume and current restructuring costs. Third quarter non-GAAP operating profit margin was 11.9 percent, an improvement of 190 basis points year-over-year.

Residential Building Products – Third Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	September 28, 2024	September 30, 2023	Change
GAAP
Net Sales	$167.1	$174.8	(4.4%)
Operating Income	$29.9	$30.9	(3.1%)
Operating Income %	17.9%	17.7%	20	bps

Non-GAAP
Operating Income	$31.0	$30.9	0.5%
Operating Income %	18.6%	17.7%	90	bps

•Residential Building Products net sales decreased 4.4 percent from the prior-year quarter to $167.1 million driven by a decline in the remodel-retrofit channel, partially offset by a modest increase in the new construction channel.

•Residential Building Products operating profit margin of 17.9 percent increased 20 basis points year-over-year driven by favorable price-cost, net productivity, and product mix, partially offset by lower sales volume and restructuring charges incurred in the current quarter. Third quarter non-GAAP operating profit margin was 18.6 percent, an improvement of 90 basis points year-over-year.

Third Quarter Order Rates
•In the Workplace Furnishings segment, orders were up one percent compared to the prior-year period on an organic basis. Orders from contract customers performed better than those from small-to-medium sized customers.
•Orders in the Residential Building Products segment increased three percent compared to the third quarter of 2023. Remodel-retrofit orders outperformed those from the new construction channel.

Outlook
•Demand environment. For the fourth quarter of 2024, Workplace Furnishings net sales are expected to decrease at a low-to-mid single-digit rate year-over-year. This new outlook reflects the impact of uncertainty around the U.S. elections and the broader macroeconomic environment, which are causing customers to reduce their short cycle transactional purchases and further delay projects. Fourth quarter net sales in the Residential Building Products segment are projected to decline at a low single-digit rate versus the same period in 2023 as incoming orders have been negatively impacted by record-low housing turnover, elevated interest rates, ongoing affordability issues, and economic uncertainty.
•Fourth quarter earnings. Non-GAAP earnings per share in the fourth quarter are expected to decrease from 2023 levels. For the full year, non-GAAP EPS is expected to increase at a rate of 10 percent or more for the third consecutive year, driven by margin expansion in both Workplace Furnishings and Residential Building Products.
•Elevated earnings growth visibility beyond 2024. The Corporation now expects $80 to $85 million of benefits associated with KII synergies ($60 million) and the ramp of its Mexico facility ($20 to $25 million). Both initiatives are currently underway and are providing benefit in 2024. These initiatives also provide visibility to future earnings growth with an estimated $45 to $50 million benefiting the 2025-2026 period.

Concluding Remarks
“Our strategies continue to drive strong profit growth. Our teams delivered outstanding results through the first three quarters of 2024—with year-to-date EPS growing 33 percent. In Workplace Furnishings, our profit transformation initiatives pushed third quarter margins to multi-decade highs.
“Looking beyond 2024, we continue to have clear line of sight to $45 to $50 million of incremental benefit driven by the ongoing synergies with Kimball International and the maturing efficiency of our new facility in Mexico. Additionally, multiple indicators point to improving demand on the horizon.

“In Residential Building Products, we remain bullish about the intermediate- and long-term dynamics of our business. We will focus on supporting profitability in the near term while investing for the long term, and we remain uniquely positioned to drive high-margin growth as housing stabilizes.
“While our fourth quarter expectations move lower, we believe the pressures in both segments are temporary and expect improving revenue trends to complement our margin support initiatives and drive continued earnings growth and cash flow generation. Our core areas of focus are unchanged. We will continue to deliver margin expansion in Workplace Furnishings and drive long-term revenue growth in Residential Building Products,” concluded Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Tuesday, October 29, 2024 at 10:00 a.m. (Central) to discuss third quarter fiscal year 2024 results. To participate, call 1-855-761-5600 – conference ID number 7175411. Both a live webcast and webcast replay will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations.

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding future levels of demand, anticipated macroeconomic conditions, expected differences in seasonality and its effects on the Corporation’s results of operations, the anticipated benefits and cost synergies of the acquisition of Kimball International, and future levels of productivity. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described elsewhere in this release and in the Corporation’s filings with the Securities and Exchange Commission, including but not limited to: the Corporation’s ultimate realization of the anticipated benefits of the acquisition of Kimball International; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$672.2	$711.6	$1,883.9	$1,754.2
Cost of sales	393.4	426.3	1,110.9	1,079.0
Gross profit	278.8	285.3	773.0	675.2
Selling and administrative expenses	208.4	223.3	617.3	602.2
Restructuring and impairment charges	1.6	5.3	3.7	13.4
Operating income	68.9	56.8	151.9	59.6
Interest expense, net	7.1	9.4	22.1	17.5
Income before income taxes	61.8	47.4	129.8	42.1
Income taxes	14.3	9.6	28.6	15.6
Net income	47.5	37.8	101.2	26.5
Less: Net income attributable to non-controlling interest	0.0	0.0	0.0	0.0
Net income attributable to HNI Corporation	$47.5	$37.8	$101.2	$26.5

Average number of common shares outstanding – basic	47.7	46.6	47.3	43.8
Net income attributable to HNI Corporation per common share – basic	$1.00	$0.81	$2.14	$0.60
Average number of common shares outstanding – diluted	48.7	47.3	48.4	44.5
Net income attributable to HNI Corporation per common share – diluted	$0.98	$0.80	$2.09	$0.60

Foreign currency translation adjustments	$(0.0)	$(0.2)	$(0.1)	$(0.2)
Change in unrealized gains (losses) on marketable securities, net of tax	0.3	(0.0)	0.3	0.1
Change in derivative financial instruments, net of tax	(1.8)	—	(0.0)	(0.1)
Other comprehensive income (loss), net of tax	(1.4)	(0.2)	0.2	(0.2)
Comprehensive income	46.1	37.5	101.4	26.3
Less: Comprehensive income attributable to non-controlling interest	0.0	0.0	0.0	0.0
Comprehensive income attributable to HNI Corporation	$46.1	$37.5	$101.4	$26.3

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 28, 2024	December 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$34.3	$28.9
Short-term investments	5.9	5.6
Receivables	261.1	247.1
Allowance for doubtful accounts	(2.3)	(3.5)
Inventories, net	210.3	196.6
Prepaid expenses and other current assets	52.4	61.3
Total Current Assets	561.7	535.9
Property, Plant, and Equipment:
Land and land improvements	59.4	58.9
Buildings	416.8	406.8
Machinery and equipment	699.4	705.8
Construction in progress	20.7	22.2
	1,196.4	1,193.7
Less accumulated depreciation	(656.9)	(638.5)
Net Property, Plant, and Equipment	539.5	555.2
Right-of-use Finance Leases	12.2	12.2
Right-of-use Operating Leases	107.4	115.2
Goodwill and Other Intangible Assets, net	631.5	651.9
Other Assets	61.2	58.4
Total Assets	$1,913.4	$1,928.8
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$431.3	$418.7
Current maturities of debt	50.9	7.5
Current maturities of other long-term obligations	2.2	7.3
Current lease obligations - Finance	4.9	4.4
Current lease obligations - Operating	25.0	25.9
Total Current Liabilities	514.3	463.7
Long-Term Debt	294.5	428.3
Long-Term Lease Obligations - Finance	7.4	7.9
Long-Term Lease Obligations - Operating	98.3	104.0
Other Long-Term Liabilities	78.8	78.0
Deferred Income Taxes	73.1	85.1
Total Liabilities	1,066.4	1,167.0
Equity:
HNI Corporation shareholders’ equity	846.6	761.4
Non-controlling interest	0.3	0.3
Total Equity	846.9	761.8
Total Liabilities and Equity	$1,913.4	$1,928.8

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	September 28, 2024	September 30, 2023
Net Cash Flows From (To) Operating Activities:
Net income	$101.2	$26.5
Non-cash items included in net income:
Depreciation and amortization	80.1	68.3
Other post-retirement and post-employment benefits	0.8	0.8
Stock-based compensation	13.7	11.3
Deferred income taxes	(11.7)	(6.0)
Other – net	4.2	5.2
Net increase (decrease) in cash from operating assets and liabilities	(5.1)	63.0
Decrease in other liabilities	(7.8)	(6.7)
Net cash flows from (to) operating activities	175.5	162.5

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(41.2)	(61.9)
Acquisition spending, net of cash acquired	—	(369.7)
Capitalized software	(2.0)	(0.9)
Purchase of investments	(3.1)	(3.8)
Sales or maturities of investments	4.5	4.0
Net proceeds from sale of subsidiary	—	3.1
Other – net	0.2	1.5
Net cash flows from (to) investing activities	(41.7)	(427.6)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(354.0)	(304.3)
Proceeds from debt	262.4	625.3
Dividends paid	(47.9)	(43.5)
Purchase of HNI Corporation common stock	(24.8)	—
Proceeds from sales of HNI Corporation common stock	45.4	1.8
Other – net	(9.6)	(7.1)
Net cash flows from (to) financing activities	(128.5)	272.1

Net increase in cash and cash equivalents	5.3	6.9
Cash and cash equivalents at beginning of period	28.9	17.4
Cash and cash equivalents at end of period	$34.3	$24.4

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net Sales:
Workplace furnishings	$505.1	$536.8	$1,425.1	$1,249.5
Residential building products	167.1	174.8	458.8	504.7
Total	$672.2	$711.6	$1,883.9	$1,754.2

Income (Loss) Before Income Taxes:
Workplace furnishings	$57.7	$47.3	$138.3	$59.2
Residential building products	29.9	30.9	71.0	74.5
General corporate	(18.8)	(21.4)	(57.4)	(74.0)
Operating income	68.9	56.8	151.9	59.6
Interest expense, net	7.1	9.4	22.1	17.5
Total	$61.8	$47.4	$129.8	$42.1

Depreciation and Amortization Expense:
Workplace furnishings	$18.7	$16.8	$54.3	$41.7
Residential building products	3.6	3.5	10.7	10.2
General corporate	5.0	5.4	15.2	16.4
Total	$27.3	$25.6	$80.1	$68.3

Capital Expenditures (including capitalized software):
Workplace furnishings	$11.2	$18.8	$29.7	$50.6
Residential building products	1.7	2.7	6.0	10.1
General corporate	1.6	0.1	7.5	2.1
Total	$14.5	$21.6	$43.2	$62.8

			As of September 28, 2024	As of December 30, 2023
Identifiable Assets:
Workplace furnishings			$1,291.5	$1,311.4
Residential building products			482.4	467.1
General corporate			139.5	150.3
Total			$1,913.4	$1,928.8

Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial measures as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of historical non-GAAP financial measures to the most directly comparable historical GAAP measures are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic net sales and non-GAAP gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. In the prior-year quarter, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to the impact of nondeductible charges associated with the acquisition of Kimball International.

The sales adjustments to arrive at the non-GAAP organic net sales information presented in this earnings release relate to the exclusion of net sales of Poppin in the prior-year period. The transactions excluded for purposes of other non-GAAP financial information included in this earnings release include: professional fees and other costs related to the acquisition of Kimball International; restructuring charges recorded to cost of sales comprised of accelerated depreciation, asset disposals, inventory valuation adjustments, and relocation and new facility setup costs in the Workplace Furnishings segment; costs associated with the exit of the Poppin business; current period costs associated with factory consolidation initiatives in the Workplace Furnishings segment; current period restructuring activities related to the Residential Building Products segment; and prior period impairment charges in the Workplace Furnishings segment related to an office building and the disposal of information technology assets.

This earnings release refers to our expectations regarding non-GAAP EPS. The Corporation is unable to provide a reconciliation of this forward-looking non-GAAP measure to future EPS without unreasonable effort due to the uncertainty regarding, and to the potential variability of, many of the costs and expenses that could potentially impact EPS calculated on a GAAP basis. These items include, but are not limited to, impairments, financial impacts from changes in legal, regulatory, and tax requirements, charges related to actions taken to improve future profitability, and the impact of acquisitions and divestitures, if any. These items necessary to reconcile forward-looking non-GAAP EPS to EPS could be material and have a significant impact on the Corporation’s results computed in accordance with GAAP.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	September 28, 2024			September 30, 2023
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Net sales as reported (GAAP)	$505.1	$167.1	$672.2	$536.8	$174.8	$711.6
% change from PY	(5.9%)	(4.4%)	(5.5%)

Less: Poppin divestiture	—	—	—	7.7	—	7.7

Organic net sales (non-GAAP)	$505.1	$167.1	$672.2	$529.2	$174.8	$704.0
% change from PY	(4.5%)	(4.4%)	(4.5%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	September 28, 2024
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$278.8	$68.9	$14.3	$47.5	$0.98
% of net sales	41.5%	10.2%		7.1%
Tax %			23.1%

Restructuring charges	1.8	3.4	0.8	2.6	0.05

Results (non-GAAP)	$280.6	$72.3	$15.1	$50.1	$1.03
% of net sales	41.7%	10.7%		7.5%
Tax %			23.1%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	September 30, 2023
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$285.3	$56.8	$9.6	$37.8	$0.80
% of net sales	40.1%	8.0%		5.3%
Tax %			20.3%

Restructuring charges	0.3	5.4	1.1	4.2	0.09
Impairment charges	—	0.2	0.0	0.2	0.00
Acquisition costs	—	2.8	1.1	1.7	0.04

Results (non-GAAP)	$285.6	$65.2	$11.9	$43.9	$0.93
% of net sales	40.1%	9.2%		6.2%
Tax %			21.4%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	September 28, 2024	September 30, 2023	Percent Change
Operating income as reported (GAAP)	$57.7	$47.3	22.1%
% of net sales	11.4%	8.8%

Impairment charges	—	0.2
Restructuring charges	2.3	5.4
Acquisition costs	—	0.8

Operating income (non-GAAP)	$60.0	$53.6	11.9%
% of net sales	11.9%	10.0%

Residential Building Products Reconciliation
(Dollars in millions)
	Three Months Ended
	September 28, 2024	September 30, 2023	Percent Change
Operating income as reported (GAAP)	$29.9	$30.9	(3.1%)
% of net sales	17.9%	17.7%

Restructuring charges	1.1	—

Operating income (non-GAAP)	$31.0	$30.9	0.5%
% of net sales	18.6%	17.7%

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898